UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 15, 2009

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Material Events.

On June 15, 2009, Tempur-Pedic International Inc. (the “Company”) announced that it has appointed Lou Hedrick Jones as Executive Vice President and General Counsel of the Company. In connection with her appointment, the Company and Ms. Jones entered into an Employment and Non-Competition Agreement (the “Employment Agreement”) on June 1, 2009, effective June 15, 2009, and the Compensation Committee of the Board of Directors has granted Ms. Jones an option to acquire up to eighty thousand (80,000) shares of the Company’s common stock, $0.01 par value per share (the “Option Award”).

The Employment Agreement has an initial one year term that will automatically renew for one (1) year periods subject to a ninety (90) days notice of decision not to renew by either the Company or Ms. Jones. The Employment Agreement provides for, among other things, an initial base salary of $330,000 per year, eligibility to earn an annual performance based bonus targeted to be an amount equal to fifty percent (55%) of the base salary for that year if certain criteria are met as established by the Company’s Compensation Committee or Board of Directors, a $600.00 per month automobile allowance, relocation assistance, and a one-time hiring bonus of $50,000. Ms. Jones has agreed not to compete with the Company during her employment with the Company and for two (2) years following her termination of employment and not to solicit any employees of the Company for two (2) years after the termination of employment.

The Option Award grants Ms. Jones an option to purchase eighty thousand (80,000) shares of the Company’s common stock, $0.01 par value per share, at an exercise price of $11.65, subject to the applicable vesting schedule. The vesting schedule provides that twenty-five percent (25%) of the shares shall become exercisable on the first anniversary of the Option Award, and for every annual anniversary date thereafter, twenty-five percent (25%) of such shares shall become exercisable until all shares have vested.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release dated June 15, 2009, entitled “Tempur-Pedic Announces Lou Hedrick Jones as EVP and General Counsel”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc.

Date: June 15, 2009	By:	/s/ Dale E. Williams
	Name:	Dale E. Williams
	Title:	Executive Vice President, Chief Financial Officer & Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated June 15, 2009, entitled “Tempur-Pedic Announces Lou Hedrick Jones as EVP and General Counsel”